Exhibit 5.1
November 10, 2026

Prime Medicine, Inc.
60 First Street
Cambridge, MA 02141

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (File No. 333-291348), as amended by that certain Post-Effective Amendment No. 1 to Form S-3 (No. 333-291348) and that certain Post-Effective Amendment No. 2 to Form S-3 (No. 333-291348) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Prime Medicine, Inc., a Delaware corporation (the “Company”), of up to $500,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on March 4, 2026. Reference is made to our opinion letter dated March 3, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 10, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 41,071,428 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 5,357,142 shares of Common Stock. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement, dated as of November 10, 2026, among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the

Prime Medicine, Inc.
November 10, 2026

Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP